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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12
                                CSX Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

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                                                                        [LOGO]
                                                                         CSX
                                                                     CORPORATION


                                        March 18, 2002


Dear CSX Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, April 23, 2002, at 10:00 a.m. (EDT), at The Desmond Hotel and Conference Center, 660 Albany-Shaker Road, Albany, New York. Your Board of Directors and management look forward to greeting those shareholders able to attend.

     The proposals to be acted upon at the Meeting include the election of 12 directors and the appointment of independent auditors. The Board of Directors believes that these proposals are in the best interests of the Company and its shareholders and recommends a vote for each of these proposals.

     Also to be acted upon at the Meeting is a shareholder proposal regarding poison pill provisions. The Board of Directors believes this proposal is not in the best interests of the Company and its shareholders and recommends a vote against this proposal.

     If you plan to attend the Meeting, please mark the appropriate box on your proxy card, or indicate your attendance if you vote by telephone or by the Internet. You may also complete and mail the Annual Meeting response card included for that purpose.

     Whether or not you are able to attend the Meeting, it is important that your shares are represented, no matter how many shares you own. Therefore, you are urged to vote promptly.


                                        /s/ John W. Snow
                                        John W. Snow
                                        Chairman of the Board,
                                        President and Chief Executive Officer

                    Notice of Annual Meeting of Shareholders



                                                Richmond, Virginia
                                                March 18, 2002



To Our Shareholders:

    The Annual Meeting of Shareholders of CSX Corporation will be held at The Desmond Hotel and Conference Center, 660 Albany-Shaker Road, Albany, New York, on Tuesday, April 23, 2002, at 10:00 a.m. (EDT), for the purpose of considering and acting upon the following matters:

    1.  Election of 12 directors;

    2. Appointment of Ernst & Young LLP as independent certified public accountants for 2002;

    3.  Shareholder proposal regarding poison pill provisions; and

    4.  Such other matters as may properly come before the Meeting.

    The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to vote your shares by proxy using one of the following methods: (a) over the Internet, (b) by telephone using the instructions on the enclosed proxy card, or (c) mark, sign, date, and return the enclosed Proxy by mail to assure that your shares are represented at the Meeting.

    Only shareholders of record at the close of business on February 22, 2002, will be entitled to vote at the Meeting, either in person or by proxy. This Proxy Statement is being mailed to those shareholders on or about March 18, 2002.

                            By Order of the Board of Directors

                            /s/ Stephen R. Larson

                            Stephen R. Larson
                            Vice President-General Counsel & Corporate Secretary

                                       1

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                                PROXY STATEMENT

General Information

    The enclosed Proxy is solicited by the Board of Directors of CSX Corporation ("CSX" or the "Company"). A Proxy may be revoked by a shareholder at any time before it is voted by notice in writing delivered to the CSX Corporate Secretary, by timely receipt of another proxy (including an Internet or telephone vote), or by voting in person at the Annual Meeting.

    CSX is the parent of CSX Transportation, Inc. ("CSXT"); CSX Lines LLC; CSX World Terminals LLC; CSX Intermodal, Inc.; and The Greenbrier Resort Management Company. The address of CSX's principal executive offices is One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031.

Shares Outstanding and Voting Rights

    As of February 22, 2002, CSX had outstanding 214,304,426 shares of common stock entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business. Only shareholders of record at the close of business on February 22, 2002, will be entitled to vote. CSX is not aware of any matters to come before the Meeting other than those set forth in the accompanying Notice and this Proxy Statement.

1. ELECTION OF DIRECTORS

    Twelve directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. However, the term of any director other than the chairman who is also a CSX officer ends if he or she ceases to be an employee of the Company. Votes will be cast, unless otherwise specified, for the election of those named below. If, at the time of the Meeting, any nominee should be unable to serve as a director, such votes will be cast for such substitute nominee as may be nominated by the Board of Directors. All of the nominees listed other than Mr. Ward were previously elected directors by the shareholders. Three current directors of the Company,
H. Furlong Baldwin, Claude S. Brinegar, and E. Bradley Jones, are ineligible for re-election under the Company's bylaws.

    As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any officer, nor any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

    In the election of directors, those receiving the greatest number of votes shall be elected, even if such votes do not constitute a majority. Certain information regarding each nominee follows. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

                                       2

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[PHOTO] Elizabeth E. Bailey, 63, is the John C. Hower Professor of Public Policy
and Management, The Wharton School of the University of Pennsylvania. She is a director of Philip Morris Companies, Inc., and Teachers Insurance and Annuity Association-College Retirement Equities Fund. Dr. Bailey has been a director of CSX since November 1989. She is Chair of the Board's Public Affairs Committee and a member of the Nominating and Organization Committee and the Executive Committee.

[PHOTO] Robert L. Burrus, Jr., 67, is a partner in and Chairman of McGuireWoods LLP, a law firm. Mr. Burrus is a director of Concepts Direct, Inc.; S&K Famous Brands, Inc.; and Smithfield Foods, Inc. Mr. Burrus has been a director of CSX since April 1993 and is a member of the Board's Nominating and Organization Committee and the Pension Committee.

     [PHOTO] Bruce C. Gottwald, 68, has been Chairman of Ethyl Corporation, a worldwide producer of petroleum additives, since May 2001. Prior to May 2001, he was Chairman and Chief Executive Officer of Ethyl Corporation. Mr. Gottwald has been a director of CSX since April 1988 and is Chair of the Board's Pension Committee and a member of the Compensation Committee and the Executive Committee.

[PHOTO] John R. Hall, 69, is the former Chairman of the Board of Directors of Bank One Corporation, a bank holding company, a position he held from December 1999 to March 2000. Previously, Mr. Hall was Chairman of Arch Coal, Inc., a coal mining company, from July 1997 to December 1998; and, prior to February 1997, he was Chairman and Chief Executive Officer of Ashland Inc., a diversified energy company with operations in petroleum refining and marketing, chemicals, highway construction, oil and gas exploration and coal. He is a director of Bank One Corporation; The Canada Life Assurance Company; Humana Inc.; UCAR International Inc.; and United States Enrichment Corp. Mr. Hall has been a director of CSX since May 1994 and is a member of the Board's Audit Committee, Compensation Committee and the Nominating and Organization Committee.

[PHOTO] Robert D. Kunisch, 60, has been Special Partner in ABS Capital Partners, Inc., a private equity investment firm, since January 2001, and Adviser to the senior management of Cendant Corporation, a global provider of consumer and business services primarily in the membership, travel and real estate services segments, since January 2000. From December 1997 to January 2000, Mr. Kunisch was Vice Chairman of Cendant Corporation. Prior to December 1997, he was Chairman, President and Chief Executive Officer of PHH Corporation, a provider of value-added business services, including vehicle management, real estate, and mortgage banking services. Mr. Kunisch has been a director of CSX since October 1990 and is a member of the Board's Compensation Committee and the Nominating and Organization Committee.

                                       3

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[PHOTO] James W. McGlothlin, 61, is Chairman and Chief Executive Officer of The
United Company, a diversified energy company. He is a director of Birmingham Steel Corporation. He has been a director of CSX since November 1989 and is a member of the Board's Audit Committee and Pension Committee.

[PHOTO] Southwood J. Morcott, 63, was the Chairman and Chief Executive Officer of Dana Corporation, a manufacturer of automotive and truck parts and provider of commercial credit until his retirement as CEO in April 1999 and as Chairman in April 2000. He is a director of Johnson Controls, Inc.; Navistar International Corporation; and Phelps Dodge Corporation. Mr. Morcott has been a director of CSX since July 1990 and is a member of the Board's Pension Committee and the Public Affairs Committee.

[PHOTO] Charles E. Rice, 66, has been Chairman of Mayport Venture Partners LLC, a venture capital firm, since January 2001. From December 1998 to January 2001, he was Vice Chairman, Corporate Development, of Bank of America Corp., a bank holding company. From April 1998 through October 1998, he was Chairman of NationsBank, Inc., a bank holding company. Previously, he was Chairman and Chief Executive Officer of Barnett Banks, Inc., a bank holding company. He is a director of Post Properties, Inc., and Sprint Corporation. Mr. Rice has been a director of CSX since April 1990 and is Chair of the Board's Compensation Committee and a member of the Public Affairs Committee and the Executive Committee.

[PHOTO] William C. Richardson, 61, is President and Chief Executive Officer of the W.K. Kellogg Foundation, a major philanthropic institution. He is a director of The Bank of New York Company, Inc., and The Kellogg Company. Dr. Richardson has been a director of CSX since December 1992 and is Chair of the Board's Nominating and Organization Committee and a member of the Public Affairs Committee and the Executive Committee.

[PHOTO] Frank S. Royal, M.D., 62, is a physician in private practice in Richmond, Virginia, and a health care expert. He is a director of Chesapeake Corporation; Dominion Resources, Inc.; HCA, The Healthcare Corporation; and SunTrust Banks, Inc. Dr. Royal has been a director of CSX since January 1994 and is Chair of the Board's Audit Committee and a member of the Compensation Committee and the Executive Committee.

[PHOTO] John W. Snow, 62, is Chairman of the Board, President and Chief Executive Officer of CSX. Mr. Snow is a director of Circuit City Stores, Inc.; Johnson & Johnson; United States Steel Corporation; and Verizon Communications. Mr. Snow has been a director of CSX since April 1988 and is Chair of the Board's Executive Committee.

[PHOTO] Michael J. Ward, 51, has been President of CSX Transportation, Inc., the Company's rail subsidiary, since November 2000, having previously served as its Executive Vice President-Operations from April through November 2000. Prior to April 2000, Mr. Ward served CSX Transportation as Executive Vice President-Coal Service Group from August 1999 to April 2000, as Executive Vice President-Coal and Merger Planning from October 1998 to August 1999, and as Executive Vice President-Finance and Chief Financial Officer prior to October 1998. He is a director of Ashland, Inc.

Meetings of the Board

    During 2001, there were six meetings of the CSX Board of Directors. Each director attended 75 percent or more of the meetings of the Board of Directors and committees on which he or she served during the period he or she was a director, with the exception of Messrs. Gottwald (67 percent) and McGlothlin (73 percent).

Corporate Governance

    The CSX Board of Directors is committed to governance principles and practices that facilitate the Board in fulfilling its fiduciary duties to shareholders and to the Company. Much of the Board's work is conducted through committees as described below. The role and jurisdiction of each committee is set forth in written charters, and the appropriateness of the committee structure is reviewed regularly. The Board has established and maintains qualification guidelines for candidates for director. Reviews of each director's performance and continuing qualification for Board membership, as well as the Board's performance as a working group, are conducted on a regular basis.

Committees of the Board

    CSX's Board of Directors has the following committees to assist it in the discharge of its responsibilities. The biographical information in "Election of Directors" includes committee memberships currently held by each nominee.

    The Executive Committee meets only on call and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has six members. It held no meetings in 2001.

    The Audit Committee approves and recommends independent auditors to the Board and to the shareholders. Its primary functions, on behalf of the Board, include monitoring the Company's accounting and financial reporting practices, determining that the Company has adequate internal control structure, policies, procedures and external and internal auditing activities to assure that the Company is operating in accordance with its prescribed policies and procedures. Specifically, the Committee, through meetings with and reports from management, the auditors, or both, reviews the scope of the auditors' examination, audit reports and CSX's internal auditing procedures; reviews and monitors policies established to prohibit unethical, questionable or illegal activities by those associated with CSX; receives reports from management and outside auditors regarding matters that can have an adverse economic impact on the Company; receives reports from internal and outside auditors on matters that could impact the Company's internal control and financial reporting and integrity; and reviews the compensation paid to the auditors for annual audit and non-audit services and the effect of such compensation and services on the independence of the auditors. The Audit Committee has five members, none of whom is a Company employee and each of whom the Board of Directors has determined to be independent. It held four meetings in 2001.

    The primary functions of the Compensation Committee are to establish the Company's compensation philosophy and to review and approve, or recommend approval of, compensation and compensation plans, including certain benefits for key employees (as determined by this Committee from time to time), to establish performance objectives for certain executives, and to certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Internal Revenue Code Section 162(m). In addition, the Committee monitors the administration of certain executive compensation and benefit programs. The Compensation Committee has five members, none of whom is a Company employee and all of whom are "outside directors" within the meaning of regulations promulgated pursuant to Internal Revenue Code
Section 162(m). It held five meetings in 2001.

    The Pension Committee monitors funding and administration of certain tax-qualified benefit plans of the Company. The Committee has authority to amend certain tax-qualified plans. The Pension Committee has five members and held one meeting in 2001.

    The Nominating and Organization Committee of the Board recommends candidates for election to the Board and reviews and recommends changes in Board composition, committee structure, director qualification, and director compensation and retirement. This Committee recommends and monitors corporate governance practices and also conducts regular evaluations of director performance and of the effectiveness of the Board as a working group. The Nominating and Organization Committee also reviews significant changes in corporate structure, succession in senior management, and other internal matters of broad corporate importance. The Committee has six members, none of whom is a Company employee. It held four meetings in 2001.

                                        5

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     In fulfilling its responsibility for making nominations to the Board of
Directors, the Nominating and Organization Committee will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations must be in writing addressed to the Chairman of the Nominating and Organization Committee, c/o Corporate Secretary, CSX Corporation, One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031, and should include a statement setting forth the qualifications and experience of the proposed candidate and basis for nomination.

     The Public Affairs Committee reviews and makes recommendations with respect to public policy issues facing the Company and its subsidiaries. It reports periodically to the Board on the Company's activities in fulfilling social responsibilities and complying with public policy. In addition, this Committee reviews CSX's relationship to the broader social environment in which the Company operates, including certain major litigation, legislation, and other governmental and legal actions that could affect CSX. This six-member Committee was new in 2001 and held one meeting during the year.

Directors' Compensation

     For services rendered during the year 2001, non-employee directors received a retainer of $35,000 per year, at least 40 percent of which is paid in CSX stock as described below. The Chair of each Board committee receives an additional annual retainer of $5,000. Retainers are prorated for service of less than a full year. Each non-employee director also receives $1,000 for each Board and committee meeting attended and is reimbursed for expenses incurred in connection with services as a director. Directors will receive a retainer of $40,000 per year for services beginning in 2002. Other components of director compensation are expected to remain unchanged during 2002.

     CSX non-employee directors must participate in the CSX Corporation Stock Plan for Directors (the "Stock Plan"). Pursuant to the Stock Plan, directors are paid not less than 40 percent of their annual retainer in CSX common stock and can annually elect to receive up to 100 percent of the remaining portion of their retainers and meeting fees in stock. Payments made in stock pursuant to the Stock Plan also can be deferred for income tax purposes into the CSX Directors' Stock Trust ("Directors' Trust"), established for that purpose. The Directors' Trust is subject to the claims of creditors of CSX Corporation. In 2001, each non-employee director received a stock grant of 500 shares of CSX common stock with a market value on date of grant of $35.075 per share, the average between the high and low prices reported on the New York Stock Exchange on December 12, 2001, which were eligible for deferral into the Directors' Trust. Each non-employee director also received 4,000 stock options that vest one year after the date of grant, with an exercise price of $35.075 and a term of 10 years.

     For all deferred stock compensation, each director elects, in accordance with Internal Revenue Service requirements, a distribution schedule for such deferred stock compensation. Distributions of deferred stock compensation cannot occur before the later of the director's retirement from the Board or reaching age 65, and distribution periods cannot exceed 20 years.

     A non-employee director may elect to participate in the Corporate Director Deferred Compensation Plan (the "Deferred Compensation Plan"), under which he or she can defer all or a portion of cash compensation paid by CSX until he or she ceases to be a director and has reached age 65, after which he or she will be paid in installments over a period not to exceed 15 years. Amounts so deferred may be designated by the director to be credited to an Interest Account, a CSX Phantom Stock Account, or a combination. The Interest Account accrues interest, compounded quarterly, at rates that are reviewed and adjusted from time to time. An Enhanced Interest Account, to which deferrals could be directed in 1989 and 1990, accrues interest at a higher than market rate compounded annually. The rate may be adjusted from time to time. Participants in the Enhanced Interest Account also are covered by an additional $10,000 death benefit. The balances in the Phantom Stock Accounts represent cash balances equal to the value of such CSX stock, including reinvested dividends, which would have been in the account had the deferred cash compensation actually been used to purchase CSX stock. Mr. Morcott and Dr. Royal have directed deferred cash compensation to be invested in the Phantom Stock Account where the cash balances accumulated as of December 28, 2001, represent the equivalent of 1,996 shares and 406 shares of CSX stock, respectively.

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     The Deferred Compensation Plan provides that if the Board determines that a change of control of CSX has occurred, as defined in the Plan, Plan participants will receive, within seven days of such determination, a lump sum cash payment equal to the balance credited to directors' accounts. The Stock Plan provides that upon a change of control, shares, the receipt of which was deferred and held in trust, will be distributed unless the participant has elected to remain in the Plan. Upon a change of control of CSX, amounts sufficient to pay any undistributed payments pursuant to the Deferred Compensation Plan and the Stock Plan will be put into a trust until distribution under the terms of the plans and participants' distribution elections. The trust will be subject to claims of creditors of CSX Corporation. Directors may elect, within a specified period of time prior to any change of control event, to continue participation in the Deferred Compensation Plan and the Stock Plan as if a change of control had not occurred. Once such an election has been made and a change of control occurs, the election can be revoked, subject to a five percent penalty on distribution.

     CSX directors participate in the CSX Directors' Charitable Gift Plan ("Gift Plan"). Participation in the Gift Plan begins when an individual has completed five consecutive years of service as a CSX director. Under the Gift Plan, the Company will make, on behalf of each participant, contributions totaling $1 million to charitable institutions designated by that participant. Contributions to designated charities are made in installments, with $100,000 payable upon the director's retirement and the balance payable in installments of $100,000 per year, commencing at the time of the participant's death. The Company funds the charitable contributions through company-owned life insurance on the lives of certain participants. Premiums on the life insurance policies are paid by the Company. The directors who participate in the Gift Plan are: Dr. Bailey, Dr. Richardson, Dr. Royal, and Messrs. Burrus, Gottwald, Hall, Kunisch, McGlothlin, Morcott, Rice, and Snow.

     Directors also can participate in a CSX Directors' Matching Gift Program. Directors' contributions to organizations exempt from taxation pursuant to
Section 501(c)(3) of the Internal Revenue Code, and which qualify for support under internal guidelines for CSX charitable contributions, are matched on a two-for-one basis. The maximum amount of contributions that can be matched in any year is $25,000 per director. Directors who participated in the Matching Gift Program during 2001 and the amounts paid by the Company for contributions made by these directors in 2001 are: Dr. Bailey -$6,000; Mr. Brinegar - $40,500; Mr. Burrus - $50,000; Mr. Gottwald - $50,000; Mr. Hall - $50,000; Mr. Jones -
$50,000; Mr. Kunisch - $50,000; Mr. Morcott - $10,000; Mr. Rice - $50,000; Dr.
Richardson - $49,580; Dr. Royal - $50,000; and Mr. Snow - $50,000.

Certain Relationships and Related Transactions

     Robert L. Burrus, Jr., a director of the Company, is a partner in and Chairman of McGuireWoods LLP, a law firm that regularly provides legal services to the Company and its subsidiaries.

     John R. Hall, a director of the Company, purchased a founding membership in The Greenbrier Sporting Club during 2001 at the standard offering price of $100,000. The Greenbrier Sporting Club is sponsored by a wholly-owned subsidiary of the Company. The founding membership entitles Mr. Hall to a reduction in dues and certain other benefits, all on the same terms as all other founding members.

Contractual Obligations

     The Company has entered into change of control employment agreements (the "Employment Agreements") with certain executives, including Messrs. Ward, Goodwin, and Aron. The Employment Agreements generally provide that if the executive is terminated other than for cause within three years after a change of control of the Company, or if the executive terminates employment for good reason within such three-year period or voluntarily during the 30-day period following the six-month anniversary of the change of control (or, in the case of a change of control transaction subject to Surface Transportation Board review, following the 12-month anniversary of the approval of the transaction by the Surface Transportation Board), the executive is entitled to receive severance benefits. Severance benefits include a lump sum severance payment equal to three times the sum of the executive's base salary and highest annual bonus for the three years preceding the change of control (or, if higher, the most recently established target bonus), together with certain other payments and benefits, including a prorated bonus for the year of termination, the present value of additional pension bene-fits the executive would have earned if employment had continued for three more years and all benefits had vested, continuation of employee welfare benefits for three years, an additional payment to make the executive whole for certain excise taxes imposed on certain change of control payments, if any, the right to receive the Black-Scholes value of options that terminate unexercised, and the right to up to $20,000 of outplacement services.

     In 1995, the Company entered into a similar agreement with Mr. Grassi, President and Chief Executive Officer of CSX World Terminals. Upon the Company's sale of the international container shipping business in 1999, and before becoming eligible for benefits under the Agreement, Mr. Grassi entered into a second agreement whereby he deferred his ability to receive the benefits until his termination from CSX. Upon his termination from CSX, Mr. Grassi will be paid an amount equal to three times the sum of his base salary and highest annual bonus for the three years preceding the change in control (or, if higher, the highest annual bonus for the three years that will precede retirement), together with certain other payments and benefits, including a prorated bonus for the year of termination paid at the same rate as the highest bonus described above, the present value of additional pension benefits the executive would have earned if employment had continued for three more years and all benefits had vested, and continuation of employee welfare benefits for himself and his spouse for three years.

     As of July 16, 2001, the Company and Mr. Snow entered into an employment agreement (the "Employment and Consulting Agreement") that provides Mr. Snow with the benefits described above with respect to Messrs. Ward, Goodwin and Aron in the event of a change of control of the Company, and also provides terms of Mr. Snow's employment for the remainder of his career at the Company. The Employment and Consulting Agreement provides Mr. Snow with a salary of $1,250,000 and bonus opportunity equal to 120 percent of his annual salary; a one-time grant of stock options of 800,000 shares and 200,000 shares of restricted stock (each as disclosed in the applicable tables in this Proxy Statement); a $25,000,000 split-dollar life insurance policy; continuation of his employee benefits during his employment; and continuation of all perquisites while serving as Chairman of the Board. During the term of the Employment and Consulting Agreement, the Board may ask Mr. Snow to retire as Chief Executive Officer. Mr. Snow will continue as Chairman of the Board until his retirement from the Board at the conclusion of the April 2004 shareholder meeting. While serving as Chairman after his retirement as Chief Executive Officer, Mr. Snow will receive a retainer equal to his pre-retirement base salary in lieu of any other director compensation. Mr. Snow will receive no further stock option or restricted stock awards during the remainder of his career with the Company. The Employment and Consulting Agreement also provides the terms of a consulting arrangement for two years following Mr. Snow's retirement from the Board of Directors. In exchange for his services as a consultant, Mr. Snow will be compensated at an annual rate of $500,000 during the first year of consulting and at an annual rate of $250,000 for the second year of consulting. In addition, consistent with treatment of prior Chief Executive Officers of the Company, Mr. Snow will be provided with certain employee benefits and perquisites including office space and secretarial support, maintenance of country club memberships, executive physicals, discounts at The Greenbrier, and use of private aircraft for the remainder of his life. The Employment and Consulting Agreement also provides that Mr. Snow may not compete against the Company for the remainder of his life without the consent of his successor as Chief Executive Officer.

     If Mr. Snow's employment is terminated other than for cause or by Mr. Snow for good reason, or for death or disability, the Company is required to pay, to the extent not previously paid, a lump sum cash payment equal to the payments otherwise payable under the contract. In the event of death or disability, the Company also will provide employee benefits. In the event of termination by Mr. Snow for good reason or other than for cause, the Company will provide employee benefits and the perquisites described above.

     As previously reported, in June 1999, the Company entered into an employment agreement (the "Stock Agreement") with Mr. Snow. This Stock Agreement will expire in June 2002 or, if later, with the appointment of his successor as Chief Executive Officer of the Company. Under the Stock Agreement, Mr. Snow personally was required to purchase 250,000 shares on the open market for which he received a matching grant of 250,000 shares of restricted stock from the Company. Mr. Snow receives credit toward his pension benefits ratably over the restricted period for the restricted stock, to the extent performance goals have been met, as if the shares were paid as cash bonuses based on the stock price when the restricted shares were issued. Mr. Snow's employment may be terminated for cause by the Company or for good reason by Mr. Snow, in each case as prescribed in his Stock Agreement. Upon termination of employment for cause by the Company or other than good reason by Mr. Snow, the Company will have no further obligations to Mr. Snow after the date of termination under the Stock Agreement. If Mr. Snow's employment is terminated other than for cause, such as termination due to death, disability, or by Mr. Snow for good reason, all shares of restricted stock subject to the Stock Agreement will vest immediately. If Mr. Snow's employment is terminated for cause, he forfeits the restricted shares.

     In 2000, the Company guaranteed the personal bank loan used by Mr. Snow to fund the purchase of stock required under his Stock Agreement. Also in 2000, Mr. Snow's Stock Agreement was amended to provide that, upon a change of control, he would be indemnified (on an after-tax basis) against any loss resulting from the difference between outstanding loan balances (including interest paid on the loan) and the combined value of restricted stock issued and the matching stock he was required to purchase pursuant to his Stock Agreement (including dividends paid on such stock).

     In 2001, the Company and Mr. Ward entered into a five-year employment agreement which included the award of 165,000 shares of restricted stock to Mr. Ward as an incentive to remain with the Company. The stock award vests on the fifth anniversary of the grant. If Mr. Ward voluntarily terminates his employment with the Company prior to the end of the five years, the shares will be forfeited to the Company. Generally, if the Company elects to terminate Mr. Ward's employment for reasons other than for cause, Mr. Ward dies or becomes disabled, or Mr. Ward terminates employment for good reason within five years of the grant, the Company will remove the restrictions on a prorated portion of the restricted shares and pay Mr. Ward the salary otherwise payable to him for the balance of the agreement and pay Mr. Ward one-half of the target annual incentive otherwise payable for the balance of the agreement.

     In 2001, the Company and Mr. Aron entered into an employment agreement providing Mr. Aron with terms of employment through his anticipated retirement at the end of April 2002 and ensuring the retention of Mr. Aron's services as a consultant to the company for a two-year period beginning upon his retirement. The agreement provides Mr. Aron with compensation for his consulting services equal to his base salary immediately preceding his retirement from the Company. In addition, during the term of the consulting period, Mr. Aron will be provided continued car allowance, club memberships, discounts at The Greenbrier, and office and secretarial services. If Mr. Aron's employment is terminated before April 30, 2002, without cause, he will continue to receive his pay and certain benefits through that date. The agreement also prohibits Mr. Aron from competing with the Company through April 30, 2004. If a change of control of the Company occurred on or before April 30, 2002, Mr. Aron's change of control agreement (the Employment Agreement above) would supersede this agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10 percent of a class of the Company's stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that the Company's executive officers and directors complied with the SEC's reporting requirements with respect to transactions during the last fiscal year.

Report of the Audit Committee

     The Audit Committee has reviewed and discussed the Company's audited financial information with management and has discussed with the independent auditors the matters required to be discussed by SAS 61. In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young LLP ("E&Y"), the Company's independent accountants, as required by Independence Standards Board Standard No. 1. The Committee has discussed E&Y's independence with E&Y. Based on its review and on the discussions described above, the Audit Committee has recommended to the full Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2001.

                                                Audit Committee

                                                Frank S. Royal, Chair
                                                H. Furlong Baldwin
                                                Claude S. Brinegar
                                                John R. Hall
                                                James W. McGlothlin,
                                                   the entire Committee

                                                Richmond, Virginia
                                                February 12, 2002

Audit Fees

     The aggregate fees billed for professional services rendered for the audit of the Company's consolidated financial statements for the fiscal year ending December 28, 2001 were $2,367,000.

Financial Information Systems Design and Implementation Fees

     There were no fees billed for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (17 CFR 210.2-01(c)(4)(ii)) rendered by E&Y for the fiscal year ended December 28, 2001.

All Other Fees

     All other fees paid to E&Y, for the fiscal year ending December 28, 2001, aggregated $2,260,000, and included audit-related services of $1,108,000 and other services of $1,152,000.

     The Audit Committee has concluded that the provision of services covered in the sections captioned "All Other Fees" are compatible with maintaining E&Y's independence.

   Security Ownership of Certain Beneficial Owners, Directors, and Executive
                                    Officers

                                                               Amount and Nature of Beneficial Ownership
                                                         ----------------------------------------------------
                                                                                Shares for which
                                                                              Beneficial Ownership                Percent
                                                            Shares              can be Acquired       Total         of
                   Name of                               Beneficially            within 60 Days     Beneficial     Class
Title of Class     Beneficial Owner (Note 1)                Owned                   (Note 2)        Ownership     (Note 3)
---------------------------------------------------------------------------------------------------------------------------
CSX Corp.          Elizabeth E. Bailey                        10,830                    6,000          16,830          *
Common Stock       H. Furlong Baldwin                         10,242                    6,000          16,242          *
$1 Par Value       Claude S. Brinegar                          7,392                    6,000          13,392          *
                   Robert L. Burrus, Jr.                      15,648                    6,000          21,648          *
                   Bruce C. Gottwald                          27,695                    6,000          33,695          *
                   John R. Hall                               21,256                    6,000          27,256          *
                   E. Bradley Jones                            4,910                    6,000          10,910          *
                   Robert D. Kunisch (Note 4)                 18,690                    6,000          24,690          *
                   James W. McGlothlin (Note 5)              230,698                    6,000         236,698          *
                   Southwood J. Morcott                       17,228                    6,000          23,228          *
                   Charles E. Rice                            20,403                    6,000          26,403          *
                   William C. Richardson                       7,380                    6,000          13,380          *
                   Frank S. Royal                             12,367                    6,000          18,367          *

                   John W. Snow                            1,722,676   (Note 6)     2,558,667       4,281,343       1.97%
                   Paul R. Goodwin                           122,062                  318,934         440,996          *
                   Michael J. Ward                           249,715   (Note 6)       230,134         479,849          *
                   Mark G. Aron                              195,238                  362,267         557,505          *
                   Robert J. Grassi                           68,089   (Note 6)       103,400         171,489          *

                   Executive officers as a group           3,056,816   (Note 7)     3,008,300       6,065,116       2.80%
                   (14 including those named above)
                   and all directors and nominees

                   Capital Research and Management        14,173,400                       --      14,173,400       6.61%
                   Company (Note 8)
                   333 South Hope Street
                   Los Angeles, CA 90071

                   AXA Financial, Inc. (Note 9)           23,319,502                       --      23,319,502      10.88%
                   1290 Avenue of the Americas
                   New York, NY 10104
---------------------------------------------------------------------------------------------------------------------------

Notes to Security Ownership of Certain Beneficial Owners, Directors, and
------------------------------------------------------------------------
Executive Officers
------------------

Note 1 Except as otherwise noted, the persons listed have sole voting power as to all shares listed, including shares held in trust under certain deferred compensation plans, and have investment power except with respect to all shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust. Ownership information is as of February 22, 2002.
Note 2   Represents shares under options exercisable within 60 days.
Note 3 Based on 214,304,426 shares outstanding on February 22, 2002, plus shares deemed outstanding for which beneficial ownership can be acquired with in 60 days by that individual or group. An asterisk (*) indicates that ownership is less than one percent of class.
Note 4 Mr. Kunisch's ownership includes 1,000 shares of common stock held in a limited partnership in which Mr. Kunisch holds an ownership interest.
Note 5 Mr. McGlothlin's ownership includes 200,000 shares of common stock as a result of stock holdings by affiliates of Mr. McGlothlin in which he shares voting and investment power.
Note 6 The ownership of Messrs. Snow and Ward includes restricted shares of common stock in the amount of 450,000 shares and 165,000 shares, respectively. Mr. Snow's ownership includes 194,811 shares of common stock owned jointly with his wife. Mr. Grassi's ownership includes 3,920 shares of common stock held in a family trust over which he has voting and investment power. Mr. Ward's ownership includes 16,804 shares owned by his wife.
Note 7 This column includes ownership by executive officers other than those named above including: 15,412 shares of common stock owned by executive officers' spouses.

Note 8 Information reported is derived from a Schedule 13G of Capital Research and Management Company dated February 11, 2002, and filed with the SEC. As reported in the Schedule 13G, the person filing the statement has the sole power to dispose of or to direct the disposition of 14,173,400 shares.

Note 9 Information reported is derived from a Schedule 13G filed jointly by AXA Financial, Inc., as a parent company of Alliance Capital Management, L.P., and The Equitable Life Insurance Society of the United States and an affiliate of AXA Konzern AG (Germany) AXA Rosenberg Investment Management LLC, dated February 11, 2002, and filed with the SEC. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or to direct the vote of 12,446,800 shares, shared power to vote or direct the vote of 2,616,696 shares, the sole power to dispose of or to direct the disposition of 23,265,781 shares, and the shared power to dispose of or direct the disposition of 53,721 shares.

Executive Compensation

    The individuals named below include the Company's Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company as of the last day of the fiscal year ending December 28, 2001. Information is provided for the fiscal years ending on December 28, 2001; December 29, 2000; and December 31, 1999.

                           Summary Compensation Table

                                                                             Long-Term Compensation
                                                                          -------------------------------------------
                                           Annual Compensation                       Awards               Payouts
                              -----------------------------------------------------------------------------------------------------
                                                                 Other                    Securities
                                                                 Annual      Restrict     Underlying                  All Other
                                                                Compen-        Stock       Options/                    Compen-
Name and                                                       sation ($)   Award(s)($)    SARs (#)         LTIP      sation ($)
Principal Position     Year      Salary ($)      Bonus ($)      (Note 1)     (Note 2)      (Note 3)      Payouts ($)   (Note 4)
-----------------------------------------------------------------------------------------------------------------------------------
John W. Snow           2001     $ 1,200,003    $ 1,000,000     $  393,277   $ 7,132,000     800,000       $       0  $   359,780
Chairman, President    2000       1,000,008              0        977,509             0     301,480               0    6,057,360
& CEO                  1999       1,000,008              0        424,356             0     290,000         696,247      273,239

Paul R. Goodwin        2001         520,833        281,250        252,893             0     110,000               0       96,294
Vice Chairman-         2000         491,667              0        269,237             0      82,960               0    1,520,055
& CFO                  1999         475,000              0        121,337             0     100,000         204,779       29,577

Michael J. Ward        2001         475,000        285,000        221,683     5,322,900     175,000               0       27,191
President-             2000         366,669              0        204,708             0      42,460               0      838,831
CSXT                   1999         315,258              0         92,713             0      40,000         159,778      273,390

Mark G. Aron           2001         445,833        240,750        160,251             0     100,000               0      127,057
Vice Chairman          2000         425,000              0        348,680             0      60,660               0    1,579,397
                       1999         425,000              0        214,291             0      80,000         204,779      112,094

Robert J. Grassi       2001         331,667        217,900         62,606             0      50,000               0       10,950
CSX World Terminals    2000         290,000        270,000        154,627             0      68,110               0      696,952
President & CEO        1999         275,000        131,875        106,787             0      31,000               0    1,649,148
-----------------------------------------------------------------------------------------------------------------------------------

Notes to Summary Compensation Table
-----------------------------------

Note 1 The perquisites or other personal benefits exceeding 25 percent of the total perquisites and other personal benefits afforded to named officers were for the years and in the cases of individuals as follows: (a) during 2001, for Mr. Snow, $117,900 for life insurance premiums; for Mr. Goodwin, $103,873 for club dues; for Mr. Aron, $23,700 for life insurance; (b) during 2000, for Mr. Snow, $207,237 for life insurance premiums for 2000 and part of 1999; for Mr. Goodwin, $44,640 for life insurance premiums for 2000 and part of 1999; for Mr. Ward, $20,164 for life insurance premiums for 2000 and part of 1999; for Mr. Aron, $39,509 for life insurance premiums for 2000 and part of 1999, and $52,783 for club dues; (c) during 1999, for Mr. Snow, $35,565 for life insurance premiums; for Mr. Aron, $51,684 for club dues.

Note 2 For 2001, the values shown reflect the awards of restricted stock to Messrs. Snow and Ward pursuant to the employment agreements described in "Contractual Obligations." The value of Mr. Snow's one-time award of 200,000 shares of restricted stock for the three-year period leading up to his retirement as Chairman of the Company is based on $37.40 per share, the closing price of CSX stock on the New York Stock Exchange on July 11, 2001, the date of grant. As of December 28, 2001, the value of Mr. Snow's restricted stock award, based on $35.12 per share closing price of CSX stock on the New York Stock Exchange on that date, was $7,024,000. The value of Mr. Ward's award of 165,000 shares of restricted stock that will vest in five years from February 13, 2001, the date of grant, is based on $32.26 per shares, the closing price of CSX stock on the New York Stock Exchange on that date. As of December 28, 2001, the value of Mr. Ward's restricted stock award based on the closing price of CSX stock on the New York Stock Exchange on that date was $5,794,800. Messrs. Snow and Ward are entitled to receive dividends during the restriction period of their respective awards.

        Prior to 2000, management employees could elect to receive all or a portion of their bonuses in CSX stock. Employees who elected to receive cash bonuses in stock and deferred them for tax purposes received a premium of 15 percent paid in stock. These stock premiums were discontinued in 2000. Stock paid as bonuses and premiums was issued to the CSX Executives' Stock Trust ("Executives' Trust") and is restricted from sale until employment with CSX is terminated, but not before a minimum of three years has passed following the stock issuance except in cases of death, disability, or change in control. Employees who deferred their bonuses in the form of stock in to the Executives' Trust receive cash dividend equivalent payments or may elect to have dividends reinvested by the Executives' Trust in CSX stock. As of December 28, 2001, restricted stock balances attributable to the deferred bonuses and their corresponding values, based on the closing price of CSX stock on the New York Stock Exchange on that date, were: Mr. Snow - 147,086 shares ($5,165,660); Mr. Goodwin - 18,808 shares ($660,537); Mr. Ward - 5,398 shares ($208,543); Mr. Aron - 11,739 shares ($412,274); Mr. Grassi - 2,496 shares ($87,660).

Note 3 This column represents the number of employee stock options granted. Stock appreciation rights ("SARs") were not granted in 2001, 2000, or 1999.

Note 4 Amounts shown include: (a) the above-market portion of earnings on a deferred compensation program available to executives only during 1985, 1986, 1988, and 1989. For 2001, these amounts are: for Mr. Snow, $323,266; for Mr. Goodwin, $20,625; for Mr. Ward, $11,941; for Mr. Aron,
        $113,677; (b) the Company's matching contributions made in conjunction with deferrals of salary or bonuses to the CSX Tax Savings Thrift Plan and the CSX Supplementary Savings and Incentive Award Deferral Plan. The amounts contributed for 2001 are: for Mr. Snow, $36,000; for Mr. Goodwin, $15,625; for Mr. Ward, $14,250; for Mr. Aron, $13,375; for Mr. Grassi, $9,950; (c) for 2000, includes amounts reimbursed from the termination of the Stock Purchase and Loan Plan ("SPLP"); (d) for 1999, includes payments received by Messrs. Ward and Grassi as consideration for amendments to their SPLP Agreements and for Mr. Grassi, the change of control payment earned but deferred pursuant to his Employment Agreement (see "Contractual Obligations").

Stock Option Grants

The following table reflects stock options granted to the named executives in 2001.

                 Option/SAR Grants in Last Fiscal Year (Note 1)

                                                      Individual Grants                                            Grant Date Value
                                                    --------------------------------------------------------------------------------
                         Number of Securities          Percent of Total
                              Underlying            Options/SARs Granted      Exercise or
                             Options/SARs              to Employees in        Base Price        Expiration          Grant Date
Name                     Granted (#) (Note 1)        Fiscal Year (Note 4)      ($/Share)           Date          Present Value ($)
------------------------------------------------------------------------------------------------------------------------------------
John W. Snow              800,000 (Note 2)                  15.9%            $  38.775        July 16, 2011     $ 8,000,000 (Note 2)
Paul R. Goodwin           110,000 (Note 3)                   2.2%               39.595         May 16, 2011       1,195,700 (Note 3)
Michael J. Ward           175,000 (Note 3)                   3.5%               39.595         May 16, 2011       1,902,230 (Note 3)
Mark G. Aron              100,000 (Note 3)                   2.0%               39.595         May 16, 2011       1,087,000 (Note 3)
Robert J. Grassi           50,000 (Note 3)                   1.0%               39.595         May 16, 2011         543,500 (Note 3)
------------------------------------------------------------------------------------------------------------------------------------


Notes to Option/SAR Grant Table
-------------------------------

Note 1  SARs were not granted during 2001.
Note 2 Stock options granted to Mr. Snow on July 16, 2001, pursuant to the CSX Omnibus Incentive Plan ("COIP"), under the terms of his Employment Agreement, at an exercise price of $38.775, which was the fair market value as of the date of the grant. The options vest and become exercisable on the date of the Company's 2004 Annual Meeting. The present value of stock options granted on July 16, 2001, has been reported using the Black-Scholes option pricing model. The values presented are based on the following assumptions: exercise price - $38.775 (mean price on grant date); market price on grant date - $38.775; assumed exercise date - July 16, 2007; risk-free rate of return
        - 4.78 percent (10-year U.S. Treasury bond rate as of July 16, 2001); dividend yield - 2.30 percent (five-year quarterly average); volatility assumption - 0.268 percent.

Note 3 Stock options granted to the named executive officer and certain other executives on May 17, 2001, pursuant to the COIP, at an exercise price of $39.595, which was the fair market value as of the date of the grant. The options vest and become exercisable in three equal tranches on the third, fourth and fifth anniversaries of the grant date. The present value of stock options granted on May 17, 2001, has been reported using the Black-Scholes option pricing model. The values presented are based on the following assumptions: exercise price - $39.595 (mean price on grant date); market price on grant date - $39.595; assumed exercise date - May 17, 2007; risk-free rate of return
        - 4.98 percent (10-year U.S. Treasury bond rate as of May 17, 2001); dividend yield-2 .30 percent (five-year quarterly average); volatility assumption - 0.268 percent.

Note 4  A total of 5,039,250 employee stock options were granted during 2001.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                             Number of Securities          Value of Unexercised
                                                            Underlying Unexercised              In-The-Money
                                                           Options/SARs at FY-End (#)  Options/SARs at FY-End ($) (Note 1)
--------------------------------------------------------------------------------------------------------------------------
                            Shares
                         Acquired on           Value
Name                     Exercise (#)      Realized ($)   Exercisable    Unexercisable   Exercisable     Unexercisable
--------------------------------------------------------------------------------------------------------------------------
John W. Snow                       0       $         0      1,762,000        2,243,880   $   556,824       $ 4,125,754
Paul R. Goodwin               25,800           177,470        107,601          470,959             0         1,135,308
Michael J. Ward                    0                 0         72,667          405,193        13,153           581,065
Mark G. Aron                  25,800           209,849        107,601          468,959             0           830,132
Robert J. Grassi                   0                 0        133,134          134,576        55,536           932,085
--------------------------------------------------------------------------------------------------------------------------

Notes to Aggregated Option/SAR Exercises Table
----------------------------------------------

Note 1 Value of unexercised options/SARs at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option/SAR grants and $34.935, the mean value of CSX common stock on December 28, 2001.

Long-Term Incentive Awards

        None of the Named Executive Officers received long-term incentive awards during 2001.

Pension Plans

     The following table sets forth the estimated annual single life annuity benefits payable, before offsets for Social Security and Railroad Retirement annuities, by CSX and certain of its subsidiaries to any officer or salaried employee upon retirement from active employment at age 60 after selected periods of service and in specified compensation groups.

Pension Plan Table

   Average Compensation
 During Five Consecutive
   Years of Highest Pay       15 Years     20 Years   25 Years    30 Years    35 Years    40 Years     44 Years
 ---------------------------------------------------------------------------------------------------------------
        $  200,000          $   45,000   $   60,000  $   75,000  $   90,000  $  105,000  $  120,000  $  132,000
           400,000              90,000      120,000     150,000     180,000     210,000     240,000     264,000
           600,000             135,000      180,000     225,000     270,000     315,000     360,000     396,000
           800,000             180,000      240,000     300,000     360,000     420,000     480,000     528,000
         1,000,000             225,000      300,000     375,000     450,000     525,000     600,000     660,000
         1,200,000             270,000      360,000     450,000     540,000     630,000     720,000     792,000
         1,400,000             315,000      420,000     525,000     630,000     735,000     840,000     924,000
         1,600,000             360,000      480,000     600,000     720,000     840,000     960,000   1,056,000
         1,800,000             405,000      540,000     675,000     810,000     945,000   1,080,000   1,188,000
         2,000,000             450,000      600,000     750,000     900,000   1,050,000   1,200,000   1,320,000
         2,200,000             495,000      660,000     825,000     990,000   1,155,000   1,320,000   1,452,000
         2,400,000             540,000      720,000     900,000   1,080,000   1,260,000   1,440,000   1,584,000
         2,600,000             585,000      780,000     975,000   1,170,000   1,365,000   1,560,000   1,716,000
         2,800,000             630,000      840,000   1,050,000   1,260,000   1,470,000   1,680,000   1,848,000
         3,000,000             675,000      900,000   1,125,000   1,350,000   1,575,000   1,800,000   1,980,000
         3,200,000             720,000      960,000   1,200,000   1,440,000   1,680,000   1,920,000   2,112,000
         3,400,000             765,000    1,020,000   1,275,000   1,530,000   1,785,000   2,040,000   2,244,000
         3,600,000             810,000    1,080,000   1,350,000   1,620,000   1,890,000   2,160,000   2,376,000
         3,800,000             855,000    1,140,000   1,425,000   1,710,000   1,995,000   2,280,000   2,508,000
         4,000,000             900,000    1,200,000   1,500,000   1,800,000   2,100,000   2,400,000   2,640,000
         4,200,000             945,000    1,260,000   1,575,000   1,890,000   2,205,000   2,520,000   2,772,000
         4,400,000             990,000    1,320,000   1,650,000   1,980,000   2,310,000   2,640,000   2,904,000
         4,600,000           1,035,000    1,380,000   1,725,000   2,070,000   2,415,000   2,760,000   3,036,000
 ---------------------------------------------------------------------------------------------------------------

     Retirement benefits from funded and unfunded non-contributory pension plans (Pension Plans) of CSX and certain of its subsidiaries are based on both length of service and compensation. The compensation covered by the Pension Plans is compensation paid by CSX or its subsidiaries to a participant on a regular monthly or annual salary basis, and bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement. Compensation items listed in the Summary Compensation Table covered by the Pension Plans are base salary and bonus as well as, in the case of Mr. Snow, the value of the restricted shares issued under the Stock Agreement described in "Contractual Obligations." In the case of employees who took their bonus in Company stock, as explained in Note 2 to the Summary Compensation Table, the amount of the bonus for Pension Plan computations is the cash value of the bonus prior to addition of the premium for receipt of the bonus in stock.

     The average compensation during the five consecutive years of highest pay covered by the Pension Plans for Mr. Snow is currently $3,744,615 (which includes amounts creditable under his Stock Agreement assuming the performance criteria is met).

     The benefits are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive months of service. The formula also takes into account retirement benefits under the Social Security Act and Railroad Retirement Act attributable to service by the participant for the employer. The Pension Plans provide for retirement from active employment commencing at age 60 without diminution of benefits. Retirement from active employment beginning at age 55 is permitted with reduced pension payments. Certain partic-ipants in the Pension Plans may be eligible to receive an additional year of unfunded credit for each year of actual service beginning at age 45 and, in certain instances, such credit for periods prior to employment by CSX or its subsidiaries, with a 44-year maximum of total service.

     The Pension Plans permit the Chief Executive Officer and a limited number of other key executives named by him to take the unfunded portion of their pensions in a lump sum payment. The amount of the payment is calculated on an actuarial present value, using an interest rate set periodically by the Pension Committee, which currently is five percent.

     As of December 31, 2001, the individuals named in the Summary Compensation Table had the following credited years of service: Mr. Snow, 44 years; Mr. Goodwin, 44 years; Mr. Ward, 24 years; Mr. Aron, 44 years; Mr. Grassi, 35 years.

     The amounts in the table have not been restricted to those within the maximum annual retirement benefit that is currently permissible under the Internal Revenue Code, which is $160,000 for 2002. Also, in calculating a participant's benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury may not be considered. That limit is $200,000 for 2002. Pension amounts in excess of such limitations are payable from the non-qualified Special and Supplemental Plans, which are not funded.

                                ****************

                Comparison of Five-Year Cumulative Total Return*
           CSX Corporation, S&P 500, Dow Jones Transportation Average

                                    [GRAPH]

                CSX Corporation         S&P             Dow Jones Transportation
                ---------------         ---             ------------------------

12/96                   100             100                     100
12/97                   130             133                     148
12/98                   103             171                     144
12/99                    80             208                     138
12/00                    70             189                     138
12/01                    96             166                     126

  * $ 100 Invested on December 31, 1996, in stock or index - including reinvestment of dividends.

The graph depicts prices for years ending December 31 for CSX Corporation, rather than the Company's fiscal year-end, in order to be consistent with the S&P 500 and Dow Jones Transportation Average year-end valuations.

Source: Research Data Group, Inc.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     This report describes the philosophy, objectives and components of the Company's executive officer compensation program and the manner in which compensation determinations for 2001 were made for the Company's Chief Executive Officer, Mr. John W. Snow, and other executive officers, including the executive officers whose compensation is reported in the Summary Compensation Table of this Proxy Statement (the Named Executive Officers).

     The Compensation Committee (the "Committee") of the Company's Board of Directors is composed of the directors named below, none of whom is an officer or employee of the Company, and all of whom are outside directors within the meaning of Section 162(m) of the Internal Revenue Code. The Committee is responsible for setting and administering the Company's compensation philosophy, objectives and policies, and for establishing and administering compensation plans and programs for executive officers of the Company. Based on recommendations of the Committee, the Board is responsible for approving the compensation for the Chief Executive Officer.

Overall Compensation Philosophy and Objectives

     The Company's executive compensation programs are designed to provide competitive annual and long-term compensation and to encourage executive officers to focus on maximizing shareholder value through superior performance. The programs are based on the philosophy that the financial interests of the Company's executive officers should be aligned closely with those of its shareholders and that overall compensation should be linked to the short-term and long-term performance of the Company, of individual business units of the Company, and of the individual executive officer.

     Accordingly, the Company's executive compensation programs are structured and administered applying the following principles:

     . Competitiveness. Consistent with the Company's performance, total compensation for executive officers is targeted to produce pay competitive with the total compensation paid by a comparison group of companies that compete for executives of similar talent, including several direct competitors. The Committee believes that providing competitive total compensation opportunities for executive officers is an important element in the Company's ability to attract and retain motivated and effective executives.

          In determining executive officer compensation for 2001, the Committee used market data regarding the compensation paid for similar positions by 61 other companies with annual revenues ranging from $6 billion to $10 billion, as provided through a survey conducted by a nationally recognized independent compensation consulting firm. These comparison companies included a broad cross section of companies which can be expected to compete directly with the Company for employees, investors and business, and do not focus specifically on companies that form the Dow Jones Transportation Average (described in the Performance Graph included in this Proxy Statement). Since the job market for the Company's executives is not limited to the Company's industry, and since the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns, the comparison group is not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

     . Performance-Based. A substantial portion of the total compensation package for executive officers is at risk and consists of performance-based cash and equity incentives that link executive compensation to Company financial and non-financial results, and individual performance. Performance incentives provide rewards for achieving strategic, operating and financial results, motivate executive officers and encourage a dedicated focus on building value for shareholders over time.

     . Aligned with Interests of Shareholders. A significant portion of each executive officer's total compensation is linked directly to the achievement of specific, measurable performance results which are intended to create both short-term and long-term value for the shareholders. In addition, executive officers are expected to acquire and hold significant amounts of the Company's stock. At year-end, CSX executives and employees owned directly or beneficially approximately 17 million shares, which is approximately 8 percent of all shares outstanding.

Components of Compensation

     The total compensation package for executive officers during 2001 was composed of three key elements:

     .    Base Salary
     .    Short-Term Incentives
     .    Long-Term Incentives

     In establishing and administering each of these components, the Committee considers: (1) current market data regarding the compensation paid for similar positions by the comparison companies, and (2) achievement against Company financial and non-financial objectives, and individual performance objectives that are established for each performance period by the Committee. The Committee's intent is to provide total compensation packages for executive officers approximating the 65th percentile of the total compensation paid for similar positions by the comparison companies, when competitive performance results are achieved. The Company's total compensation components are described below.

Base Salary

     The Committee determines a salary for each Named Executive Officer and certain other executive officers based upon the Committee's assessment of the individual's performance and contribution to the Company's objective performance goals. Base salaries for 2001 and 2002 generally were targeted to be at the 50th percentile of salaries paid for similar positions by the comparison companies. Base salaries of executive officers are reviewed in February of each year with adjustments, if any, based upon the then-current market data for the comparison companies, individual executive performance and the executive's contributions to the Company. Based upon the criteria described above, each of the named executive officers except Mr. Ward received a pay increase in 2001. Mr. Ward received a salary increase concurrent with his promotion in December 2000. As part of the ongoing succession process and reflecting both individual performance and competitive pay levels, the Committee increased Mr. Ward's salary in 2002 to $600,000. In addition, considering both individual performance and competitive pay levels, the committee increased the salaries of two other named executive officers, Messrs. Goodwin and Grassi, by 4.8 percent and 8.8 percent, respectively.

Short-Term Incentives

     The short-term compensation incentives available for executive officers of the Company are composed of annual cash incentive bonuses and, in certain circumstances, additional discretionary cash bonuses in recognition of exceptional strategic contributions and performance. These short-term incentives are established and awarded with the objective of bringing total annual cash compensation (base salary plus bonus) to approximately the 75th percentile of the comparison companies, assuming achievement of competitive performance levels.

     Named Executive Officers are awarded annual cash incentive bonuses under the Company's shareholder-approved Senior Executive Incentive Plan ("SEIP") based on Company operating income results. The Committee has the authority, in its sole discretion, to make adjustments to bonus awards under the SEIP to reflect (1) the impact of unplanned events, (2) performance below other financial or strategic objectives (including earnings per share, the Company's operating ratio, operating income and cash available to the Company, and the performance of the Company's subsidiaries), and (3) an executive's individual performance based on such factors as the Committee deems appropriate.

     For 2001, the formula for annual cash incentive payout based upon operating income resulted in an award of an annual cash incentive bonus to each of the Named Executive Officers. After considering all performance factors, Mr. Snow recommended that the Committee reduce such awards for all executive officers. Based upon overall corporate results, where the Company fell short of its financial objectives, yet achieved a significant turnaround in the operating results of the Company, the Committee approved awards of $1,000,000, $281,250, $285,000 and $240,750 to Messrs. Snow, Goodwin Ward, and Aron, respectively. Based upon the performance of CSX World Terminals LLC, where the business unit also missed its performance target, but achieved significant results in light of weak international demand, the Committee approved an incentive payment of $217,900 for Mr. Grassi. In each instance, the Committee exercised its discretion under the SEIP to make downward adjustments, reducing the annual cash incentive bonuses otherwise payable under the SEIP.

     Other executive officers and key employees of the Company are awarded annual cash incentive bonuses under the Company's Management Incentive Compensation Plan ("MICP"). Awards are based on the Committee's evaluation of the executive's performance and such other objective measures and other factors as the Committee deems appropriate. For 2001, each executive officer other than the Named Executive Officers received a cash incentive bonus under the MICP.

Long-Term Incentives

     The long-term compensation incentives available for executive officers of the Company are composed primarily of equity-based incentive awards. In 2001, awards granted under the CSX Omnibus Incentive Plan (the "COIP") included stock options and restricted stock. The primary form of long-term incentive compensation provided to the Named Executive Officers is non-qualified stock options, where the executive only gains from the award when all shareholders gain from increased stock price. Prior to 2001, Named Executive Officers also participated in a long-term cash plan, which was subsequently discontinued.

     The long-term incentive compensation opportunity granted to each executive officer, including Named Executive Officers, is based upon individual executive performance and impact on the Company and competitive market grant levels for similar positions made by the comparison companies. The stock option awards help link the long-term interests of executive officers with those of shareholders. In aligning the interests of executives with those of shareholders, the Committee is also aware of the potential impact of option awards on future equity appreciation. It is the Committee's belief that the current annual program of competitive awards allows the Company to manage the level of option awards outstanding and provide all CSX shareholders with improved returns.

     In 2001, the Committee approved the grant of stock options, based on the criteria described above, to the Named Executive Officers. These grants are set forth in "Option/SAR Grants in Last Fiscal Year." The Committee also recommended, and the Board approved, grants of stock options to executive officers other than Named Executive Officers and approximately 1,300 other key employees in 2001. The Compensation Committee concluded that the stock option grants were appropriate for the purpose of ensuring executive officer retention and providing incentives during the turnaround of the Company in the post-Conrail environment. In 2001, as part of an effort to help retain Mr. Ward and to recognize Mr. Ward's contribution to the ongoing turnaround of the rail operations, the Committee also approved the award of 165,000 shares of restricted stock to Mr. Ward. The shares vest on the fifth anniversary of the grant and are described in the Contractual Obligations section, above.

     In 1998, the Company established the Market Value Cash Plan (the "Cash Plan") to allow participants to receive current cash payments based on sustained increases in the market price for the Company's Common Stock. The Named Executive Officers and most of the executive officer group elected to waive their rights to certain benefits available to them under the Company's Stock Purchase and Loan Plan ("SPLP") in order to participate in the Cash Plan. Under the Cash Plan, participants were awarded units that are used to determine the cash amount to be paid when each of a series of predetermined Company stock price targets are met and sustained for a period of at least 15 business days. During 2001, the performance targets were not met. Accordingly, during 2001, no payments were made under the Cash Plan. No further awards under the Cash Plan are expected. Outstanding awards under the plan expire in 2003.

Stock Ownership Guidelines for 2001

     In addition to long-term incentive awards, the Committee believes that to link the interests of executive officers to those of the Company's shareholders, it is also necessary to require that executive officers own a significant amount of the Company's stock. The Committee has adopted the following formal stock ownership guidelines:

        Position                              Minimum Aggregate Value Equivalent
        ------------------------------------------------------------------------
        Chief Executive Officer                      6 times base salary
        Vice Chairmen, Business Unit                 4 times base salary
        Presidents and Executive Vice Presidents
        Senior Vice Presidents                       3 times base salary
        Vice Presidents                              2 times base salary
        Assistant Vice Presidents,                   1 times base salary
        General Managers and Equivalent

     These guidelines are generally at or above the stock ownership guidelines of the comparison companies. As of December 28, 2001, each Named Executive Officer owned more than the required amount of the Company's stock.

2001 Compensation for the Chief Executive Officer

     For 2001, the Company's most highly compensated executive was John W. Snow, Chairman and Chief Executive Officer. Mr. Snow's performance was reviewed by the Committee in 2001, and discussed with the non-employee directors of the Company and Mr. Snow. Upon review of Mr. Snow's compensation, the compensation of peer executives in industry, and Mr. Snow's performance, the Committee increased Mr. Snow's salary to $1,250,000 per year in May 2001.

     Under the SEIP, operating income performance of the Company resulted in an award of an annual cash incentive bonus for 2001 for Mr. Snow of approximately $2,900,000. Under the Employment and Consulting Agreement described above (see "Contractual Obligations"), Mr. Snow was entitled to a target annual bonus opportunity of 120 percent of salary earnings if objectives were met, or $1,440,000. Using the same performance and other factors on which awards were made to other Named Executive Officers and pursuant to the executive compensation strategy described earlier in this report and Proxy Statement, the Committee exercised its discretion to make downward adjustments under the SEIP and awarded Mr. Snow an annual cash incentive bonus of $1,000,000, or approximately 69 percent of his target incentive level. Mr. Snow is generally eligible to participate in the same compensation plans available to other Named Executive Officers of the Company.

     As part of Mr. Snow's planned retirement in 2004, the Nominating and Organization Committee of the Board of Directors asked the Committee to conduct a review of Mr. Snow's employment arrangement and to develop specific recommendations for review by the Board of Directors to ensure retention of Mr. Snow through the transition. The Committee met several times in 2001 to develop recommendations that were presented and discussed with all non-employee Board members, and approved by the Board of Directors without modification. The resulting actions are presented in "Contractual Obligations", and include specific compensation actions reflecting Mr. Snow's performance, competitive pay practices for chief executives of organizations of similar size to the Company, and the criticality of Mr. Snow's services to the Company. Part of the Board-approved actions include one-time stock option and restricted stock awards, the combined present value of which is intended to provide a competitive long-term incentive opportunity over the remaining three years of Mr. Snow's career. Mr. Snow will receive no further equity awards or salary increases for the remainder of his career at CSX, although he will remain eligible for annual cash incentive awards under the Company's SEIP. The combination of salary, annual incentives and the present value of long-term incentives is intended to provide Mr. Snow with total direct compensation approximating the 65th percentile of total direct compensation paid to the chief executive officers by the comparison companies.

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that the Company may deduct for compensation paid to the Chief Executive Officer or any other Named Executive Officer who is employed on the last day of the year. However, performance-based compensation, paid pursuant to a plan that has been approved by shareholders, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the Board committee that establishes such goals consists only of outside directors (as defined for purposes of Section 162(m)). The SEIP and the COIP have been approved by the shareholders of the Company.

     The Committee and the Board have considered these requirements. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated by the Committee and the Board in light of the Company's overall compensation philosophy and objectives. The Company's compensation program for Named Executive Officers has both objective and discretionary elements. Generally, the Committee wishes to maximize the Company's federal income tax deductions for compensation expense and has therefore structured the short-term and long-term incentive elements of executive compensation to meet the requirements for deductibility under Section 162(m). However, the Committee and the Board believe that there are circumstances where the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Company and/or may be in the best interests of the Company and its shareholders. The Committee's ability to exercise discretion and to retain flexibility in this regard may in certain circumstances outweigh the advantages of qualifying compensation as deductible under Section 162(m).

     The Committee believes that the compensation of executive officers has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Company's performance and total returns to its shareholders.

                                      Compensation Committee

                                        Charles E. Rice, Chairman
                                        Bruce C. Gottwald
                                        John R. Hall
                                        Robert D. Kunisch
                                        Frank S. Royal, M.D.
                                           the entire Committee

                                        Richmond, Virginia
                                        February 13, 2002

2. APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     As recommended by the Audit Committee, the Board of Directors designated, subject to ratification by the shareholders, the firm of Ernst & Young LLP as independent auditors to audit and report on CSX's financial statements for the fiscal year 2002. Action by shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Board in order to give shareholders the final choice in the designation of independent auditors.

     Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the meeting of shareholders and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

          The Board of Directors recommends a vote FOR Proposal No. 2.

3. SHAREHOLDER PROPOSAL REGARDING POISON PILL PROVISIONS

     Mr. John Chevedden on behalf of Chris Rossi, Custodian for Victor Rossi, Redondo Beach, CA, has informed the Company that he intends to present the following proposal at the Annual Meeting of Shareholders:

     "Shareholders request that our Board of Directors seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting.

     The poison pill is an important issue for shareholder vote even if our company does not now have a poison pill or plan to adopt a poison pill in the future. Currently our board can adopt a poison pill and/or redeem a current poison pill and adopt a new poison pill:

     1)   At any time
     2)   In a short period of time
     3)   Without shareholder approval

Negative Effects of Poison Pills on Shareholder Value

A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.

Source: Office of the Chief Economist, Securities and Exchange Commission, The Effect of the Poison Pills on the Wealth of Target Shareholders, October 23, 1986.

Additional support for this Proposal Topic

..    Pills adversely affect shareholder value.

     Power and Accountability, Nell Minow and Robert Monks Source: www.thecorporatelibrary.com/power

..    The Council of Institutional Investors recommends shareholder approval of all poison pills.
     www.cii.org/ciicentral/policies.htm & www.cii.org

Institutional Investor Support for Shareholder Vote

Many institutional investors believe poison pills should be voted on by shareholders. A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. We believe a shareholder vote on poison pills will avoid any unbalanced concentration of power in our directors who could focus on narrow interest at the expense of the vast majority of shareholders.

Institutional Investor Support Is High-Caliber Support

     This proposal topic has significant institutional support. Shareholder right to vote on poison pill resolutions achieved a 57% average yes-vote from shareholders at 26 major companies in 2000 (Percentage based on yes-no votes).

     Institutional investor support is high-caliber support. Institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this proposal topic.

Shareholder Vote Precedent Set by Other Companies

    In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

68% Vote at a Major Company

    This proposal topic won 68% of the yes-no vote at the Burlington Northern Santa Fe (BNI) 2001 annual meeting. The text of the BNI proposal, which has further information on poison pills, is available at:

The Corporate Library website: www.thecorporatelibrary.com

At this URL page:
http://asp.thecorporatelibrary.net/proposals/FullText.asp?Company_ID-10583&
Resolution_ID-515&Proxy_Season-2001

                 In the interest of shareholder value vote yes:
                   SHAREHOLDER VOTE ON POISON PILLS YES ON 3

                             CSX MANAGEMENT RESPONSE

     CSX has maintained a Shareholder Rights Plan for many years, which is the type of plan often referred to as a "Poison Pill" and challenged by the foregoing proposal. The Board believes that rights plans can significantly enhance shareholder value in the event of an acquisition or change of control of the Company. The Rights Plan provides the Board of Directors with more time to negotiate and to make decisions in a transaction involving control of the Company.

     Rights Plans are designed to protect and enhance shareholder value. They have no relationship to management compensation. Since the introduction of rights plans in 1984, economists and market analysts have debated the economic impact of rights plans on the market price of a company's stock, as well as on takeovers and takeover premiums. Increasingly, empirical data indicates that on balance shareholders of corporations with rights plans do better in the event of a change of control than do shareholders whose companies do not have rights plans. There is also empirical evidence that stock prices of corporations with rights plans suffer no harm as a result of them. A 1994 study by University of Rochester economists Robert Comment and G. William Schwert replicated the analysis of an earlier SEC study. These writers, however, used a database that was four times the size of the database of the 1986 SEC study and concluded that adoptions of rights plans have no meaningful price effect on adopting companies.

     In addition, a 1997 study prepared by Jamil Aboumeri of the Georgeson and Company Research Department determined that companies with Rights Plans received $13 billion in additional takeover premiums during the period from 1992-1996, and shareholders of companies without Rights Plans may have given up $14.5 billion in value. Virtually every major investment banking firm that has studied the subject has concluded that adoption of a rights plan has no effect on the stock prices of companies that are not the subject of takeover speculation. Thus, the evidence suggests that rights plans serve their principal objectives--protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for shareholders in certain cases.

     CSX is organized under the laws of the Commonwealth of Virginia. Virginia's law requires each director to make decisions based on his or her best business judgment. Rights plans are specifically authorized under Virginia law. In adopting the Rights Plan, the Board gave careful consideration to the effect of the Rights Plan on the Company's shareholders and, after consultation with outside financial and legal advisors, concluded that the Rights Plan would benefit the Company's shareholders. The Company continues to hold this view.

     Rights plans give corporations and their shareholders more time in which to make decisions respecting a sale of control, a question of fundamental importance. Thus, a rights plan can strengthen the ability of the Company's directors in certain cases to fulfill their duties under Virginia law to act in the best interests of the company. Further, a rights plan can deter coercive takeover tactics and certain types of self-dealing transactions that may not be in the best interests of a company and its shareholders. A rights plan should not interfere with negotiated transactions, nor preclude unsolicited takeovers.

     For the foregoing reasons the Board recommends that shareholders vote AGAINST Proposal No. 3.


ADDITIONAL INFORMATION

Voting Procedures

     Votes are tabulated by three Inspectors of Election. The Company's bylaws provide that a majority of the outstanding shares of stock entitled to vote constitute a quorum at any meeting of shareholders. In accordance with the law of Virginia, the Company's state of incorporation, and the Company's bylaws, directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present. For all other proposals, abstentions and broker "non-votes" are not considered to be voting "for" or "against" any proposal or any person nominated for director. The affirmative vote of the majority of shares represented at the meeting and entitled to vote will be required for approval of all other items.

Date for Receipt of Shareholder Proposals

     Shareholder proposals for inclusion in the Proxy Statement for the 2003 Annual Meeting of Shareholders must be received at the principal executive offices of CSX on or before November 18, 2002. If CSX Corporation does not receive notice at its principal executive offices on or before January 17, 2003, of a shareholder proposal for consideration at the 2003 Annual Meeting of Shareholders, the proxies named by the CSX Board of Directors with respect to that meeting shall have discretionary voting authority with respect to that proposal.

Solicitation of Proxies

     The cost of soliciting proxies is being paid by CSX. In addition to solicitation by mail, officers and regular employees of CSX, for no additional compensation, may request the return of proxies by personal conversations or by telephone or telecopy. It also is expected that, for a fee of $12,500 plus reimbursement of certain out-of-pocket expenses, additional solicitation will be made by personal interview, telephone or telecopy under the direction of the proxy solicitation firm of MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010.

March 18, 2002

                       By Order of the Board of Directors
                               Stephen R. Larson
             Vice President-General Counsel and Corporate Secretary

[CSX Corporation Logo]


[ ] Mark this box with an X if you have made changes to your name or address details below.



CONTROL NUMBER
[             ]



Holder Account Number
[             ]


Use a black pen. Print in CAPITAL letters inside the grey
areas as shown in this example.   [                        ]



------------------------------
Annual Meeting Proxy Card
------------------------------

A Election of Directors                         PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

The Board of Directors of CSX Corporation recommends a Vote FOR the listed nominees.
                                        For Withhold
01 - E.E. Bailey                        [ ]   [ ]
02 - R.L. Burrus, Jr.                   [ ]   [ ]
03 - B.C. Gottwald                      [ ]   [ ]
04 - J.R. Hall                          [ ]   [ ]



05 - R.D. Kunisch                       [ ]   [ ]
06 - J.W. McGlothlin                    [ ]   [ ]
07 - S.J. Morcott                       [ ]   [ ]
08 - C.E. Rice                          [ ]   [ ]


09 - W.C. Richardson                    [ ]   [ ]
10 - F.S. Royal, M.D.                   [ ]   [ ]
11 - J.W. Snow                          [ ]   [ ]
12 - M. J. Ward                         [ ]   [ ]



B Issues


The Board of Directors recommends a vote FOR item 2, and AGAINST item 3.



2. Appointment of Ernst & Young LLP as independent                      For    Against   Abstain
   certified public accountants.                                        [ ]      [ ]       [ ]


3. Shareholder proposal regarding poison pill provisions.               [ ]      [ ]       [ ]

                                        Yes
WILL ATTEND MEETING.                    [ ]

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Sign name exactly as your name appears above. Joint owners sign individually;
corporation proxies sign by authorized officer. Indicate if signor is executor, administrator, trustee, etc.

Signature 1                     Signature 2                     Date (dd/mm/yyyy)


-------------------------------------------------------------------------------------


Proxy - CSX Corporation

 This proxy is Solicited on Behalf of The Board of Directors For The Annual
 Meeting on April 23, 2002.

 The undersigned hereby appoints John W. Snow, Mark G. Aron, and Stephen R.
 Larson, or any one of them, with the power of substitution in each, or the designated Trustee of any applicable employee benefit plan, proxies to vote all stock of the undersigned on the following proposals and, in their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders to be held at The Desmond Hotel & Conference Center, Albany, NY, on April 23, 2002, and at all adjournments thereof.

                  (Continued and to be signed on reverse side.)


 To Our Shareholders:


 TO VOTE: Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented, no matter how many shares you own. Listed below are instructions on how to vote for the election of directors and all other proposals. You may vote by telephone, over the Internet, or by mail.

 TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY STATEMENTS BY INTERNET: To take advantage of this offer, please go to the following web address:
 www.csxconsent.com and follow the prompts, or follow the instructions provided as you vote by phone or Internet. You must have access to a computer with Internet access to be eligible. Selecting this option means that you will no longer receive a printed copy of the CSX Annual Report and Proxy Statement unless you request one. Next year you will receive a printed proxy card that will direct you to the Internet web site where the annual report and proxy statement will be posted. By consenting to electronic delivery you will help
 CSX reduce printing and postage costs, supporting a company-wide effort to reduce overhead.

 You may cancel your enrollment in this process at any time by written notification to Computershare Investor Services, 2 North LaSalle Street,
 Chicago, IL 60602.

 TO VIEW THE ANNUAL REPORT AND PROXY STATEMENT ONLINE: Please visit our website:
 www.csx.com/aboutus/financial.


 TO ATTEND THE ANNUAL MEETING: The Annual Meeting of Shareholders will be held on April 23, 2002 at 10:00 a.m. at The Desmond Hotel & Conference Center, 660
 Albany-Shaker Road, Albany, New York, 12211. If you would like to attend the meeting, please check the "Will Attend Meeting" box on the reverse side and mail in the postage-paid envelope. If you are voting by telephone or Internet, please follow the prompt to indicate your attendance. You may obtain your admission ticket at the CSX Annual Meeting registration desk between 7:00 a.m.
 and 10:00 a.m. on the morning of the meeting. Refreshments will be served beginning at 8:00 a.m. TICKETS WILL NOT BE MAILED IN ADVANCE OF THE ANNUAL
 MEETING.

 Internet, Telephone and Mailing Instructions

 The methods below are quick, easy and available 24 Hours a day 7 days a week through Monday, April 22, 2002.

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.


                          To vote using the Telephone
                            (within U.S. and Canada)

     o Call toll free 1-877-587-0759 prior to 12:00 midnight (E.S.T.), Monday, April 22, 2002, on a touch tone telephone.


     o Option 1: To vote as the Board of Directors recommends on ALL proposals:
       Press 1. When asked, please confirm your vote by pressing 1.

     o Option 2: If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.

                           To vote using the Internet

     o Go to the following web site prior to 12:00 midnight (E.S.T.), Monday, April 22, 2002: www.computershare.com/us/proxy

     o Enter the information requested on your computer screen, including your six-digit Control Number located on the reverse side of this card.

     o Then follow the simple instructions on the screen.


                                To vote by Mail

     o Complete and sign the Proxy card.

     o Return the proxy card in the postage-paid envelope addressed to CSX, P.O.
       Box 7050, Rockford, Illinois 61125-9944.




PLEASE DO NOT VOTE BY MORE THAN ONE METHOD; THE LAST VOTE RECEIVED WILL BE THE
OFFICIAL VOTE.

Mailed proxies should be received no later than Monday, April 22, 2002.

THANK YOU FOR VOTING


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